UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2014

Basic Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Cherry Street, Suite 2100
Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 334-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 26, 2014, Basic Energy Services, Inc. (“Basic”) entered into an amended and restated $300.0 million revolving credit facility (the “Amended and Restated Credit Agreement”) with a syndicate of lenders and Bank of America, N.A., as administrative agent for the lenders. The Amended and Restated Credit Agreement includes an accordion feature whereby the total credit available to Basic can be increased by up to $150.0 million, subject to receiving additional lender commitments and the satisfaction of customary conditions. The obligations under the Amended and Restated Credit Agreement are guaranteed on a joint and several basis by each of Basic’s current subsidiaries, other than three immaterial subsidiaries, and are secured by substantially all assets of Basic and the guarantors as collateral under a Security Agreement dated as of February 15, 2011, as ratified by a Ratification and Amendment of Security Agreement dated as of November 26, 2014 (as so ratified, the “Security Agreement”).

Borrowings under the Amended and Restated Credit Agreement will mature on November 26, 2019 unless Basic has not refinanced its 7 3/4% senior unsecured notes due 2019 by August 15, 2018, in which event borrowings under the Amended and Restated Credit Agreement will mature on January 2, 2019. Basic has the ability at any time to prepay the Amended and Restated Credit Agreement without premium or penalty. At Basic’s option, advances under the Amended and Restated Credit Agreement may be comprised of (i) alternate base rate loans, at a variable base interest rate plus a margin ranging from 1.25% to 2.25% based on Basic’s consolidated leverage ratio or (ii) Eurodollar loans, at a variable base interest rate plus a margin ranging from 2.25% to 3.25% based on Basic’s consolidated leverage ratio. Basic will pay a commitment fee equal to 0.50% on the daily unused amount of the commitments under the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement contains various covenants that, subject to agreed upon exceptions, limit Basic’s ability and the ability of certain of Basic’s subsidiaries to:

•	incur indebtedness;

•	grant liens;

•	enter into sale and leaseback transactions;

•	make loans, capital expenditures, acquisitions and investments;

•	change the nature of business;

•	acquire or sell assets or consolidate or merge with or into other companies;

•	declare or pay dividends;

•	enter into transactions with affiliates;

•	enter into burdensome agreements;

•	prepay, redeem or modify or terminate other indebtedness;

•	change accounting policies and reporting practices;

•	amend organizational documents; and

•	use proceeds to fund any activities of or business with any person that is the subject of governmental sanctions.

The Amended and Restated Credit Agreement also contains covenants that require Basic to maintain specified ratios or conditions as follows:

•	a minimum consolidated interest coverage ratio of not less than 2.50 to 1.00;

•	a maximum consolidated leverage ratio not to exceed 4.00 to 1.00;

•	a maximum consolidated senior secured leverage ratio of 2.00 to 1.00.

If an event of default occurs under the Amended and Restated Credit Agreement, then the lenders may (i) terminate their commitments under the Amended and Restated Credit Agreement, (ii) declare any outstanding loans under the Amended and Restated Credit Agreement to be immediately due and payable, (iii) require that Basic cash collateralize its letter of credit obligations and (iv) foreclose on the collateral secured by the Security Agreement.

Copies of the Amended and Restated Credit Agreement and the Ratification and Amendment of Security Agreement are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference. The above descriptions of the Amended and Restated Credit Agreement and Ratification and Amendment of Security Agreement contained herein are qualified in their entirety by the full text of such exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Amended and Restated Credit Agreement set forth above under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Amended and Restated Credit Agreement dated as of November 26, 2014, among Basic as Borrower, each lender from time to time party thereto and Bank of America, N.A., as administrative agent, swing line lender and an l/c issuer.

10.2	Ratification and Amendment of Security Agreement dated as of November 26, 2014, among Basic as Borrower and the Debtors party thereto in favor of Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.

Date: December 2, 2014	By:	/s/ Alan Krenek
Alan Krenek
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement dated as of November 26, 2014, among Basic as Borrower, each lender from time to time party thereto and Bank of America, N.A., as administrative agent, swing line lender and an l/c issuer.

10.2	Ratification and Amendment of Security Agreement dated as of November 26, 2014, among Basic as Borrower and the Debtors party thereto in favor of Bank of America, N.A., as administrative agent.

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